EMBARGOED UNTIL: 8/9/07 7:55 AM ET:	Investor Relations contact: Jeffrey P. Harris Tel: 415-278-7933 investor_relations@gymboree.com Media Relations contact: Jamie Falkowski Tel : 415-278-7472 media_relations@gymboree.com

The Gymboree Corporation Announces Second Quarter Sales

San Francisco, Calif., August 9, 2007 - The Gymboree Corporation (NASDAQ: GYMB) reported net sales from retail operations for the thirteen-week period ended August 4, 2007, of $179.9 million, an increase of 20% compared to net sales from continuing retail operations of $149.6 million for the second fiscal quarter of the prior year. Comparable store sales for the second fiscal quarter increased 5% compared to a 12% increase in comparable store sales for the second quarter of fiscal 2006.

For the quarter, the Company continues to expect income from continuing operations to be in the range of $0.13 to $0.15 per diluted share.

The Company also announced that it opened its first Crazy 8 store in the Serramonte Shopping Center located in Daly City, California on Friday, August 3, 2007. The Company has signed eight additional leases to support the opening of Crazy 8 stores in the following locations:

Mall Name	City, State	Estimated Opening Date
MainPlace Mall	Santa Ana, CA	Middle of August 2007
Plaza Bonita	National City, CA	Middle of August 2007
Staten Island Mall	Staten Island, NY	Middle of August 2007
Southland Mall	Hayward, CA	Middle of September 2007
Livingston Mall	Livingston, NJ	Middle of September 2007
Memorial City Mall	Houston, TX	Middle of September 2007
Rockaway Town Square	Rockaway, NJ	End of September 2007
Lakewood Center	Lakewood, CA	Middle of October 2007

The Company continues to plan to open a total of ten to twenty Crazy 8 stores in fiscal 2007.

Management Presentations

For more information about second fiscal quarter sales, please listen to The Gymboree Corporation’s sales recording by calling the Company’s Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, August 9 at 7:55 a.m. ET through Wednesday, August 15 at 11:59 p.m. PT.

The live broadcast of the discussion of second quarter 2007 financial results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, August 22, 2007. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.” A replay of the call will be available two hours after the broadcast through midnight ET, Wednesday, August 29, 2007, at 800-642-1687, Passcode 8087449.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of August 4, 2007, the Company operated a total of 739 retail stores: 585 Gymboree® stores (555 in the United States and 30 in Canada), 70 Gymboree Outlet stores, 83 Janie and Jack® shops and 1 Crazy 8™ store in the United States. The Company also operates online stores at www.gymboree.com and www.janieandjack.com, and offers directed parent-child developmental play programs at 541 franchised and Company-operated centers in the United States and 31 other countries.

Forward-Looking Statements

The foregoing financial information for the second fiscal quarter ended August 4, 2007, is unaudited and subject to quarter-end and year-end adjustment. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended February 3, 2007. These forward-looking statements reflect The Gymboree Corporation’s expectations as of August 4, 2007. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Crazy 8 is a trademark of The Gymboree Corporation.

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